Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Altus Power, Inc. of our report dated October 26, 2021, with respect to the financial statements of TGCOP HoldCo, LLC, which report appears in the Prospectus of Altus Power, Inc. filed on January 21, 2022.

/s/ KPMG LLP

New York, New York

February 14, 2022